SUB-INVESTMENT ADVISORY AGREEMENT

BNY MELLON ETF INVESTMENT ADVISER, LLC
201 Washington Street

Boston, Massachusetts 02108

August 2, 2021

Walter Scott & Partners Limited
One Charlotte Square
Edinburgh, Scotland, UK

Ladies and Gentlemen:

As you are aware, BNY Mellon ETF Trust (the "Trust") desires to employ the capital of the series named on Schedule 1 hereto, as such Schedule may be revised from time to time (each, a "Fund"), by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in the relevant Fund's Prospectus and Statement of Additional Information as from time to time in effect, copies of which have been or will be submitted to you, and in such manner and to such extent as from time to time may be approved by the Trust's Board. The Trust employs BNY Mellon ETF Investment Adviser, LLC (the "Adviser") to act as each Fund's investment adviser pursuant to a written agreement (the "Management Agreement"), a copy of which has been furnished to you. The Adviser is authorized to and desires to retain you to act as each Fund's sub-investment adviser with respect to that portion of the Fund's assets which may be assigned to you from time to time (the "sub-advised assets"). You hereby agree to accept such retention, to render the services and to assume the obligations set forth herein with respect to the sub-advised assets for the compensation provided herein.

In connection with your serving as sub-investment adviser to each Fund, it is understood that from time to time you will employ or associate with yourself such person or persons as you may believe to be particularly fitted to assist you in the performance of this sub-investment advisory agreement (the "Agreement"). The compensation of such person or persons shall be paid by you and no obligation may be incurred on the Trust's behalf in any such respect.

Subject to the supervision and approval of the Adviser and the Trust's Board, you will provide investment management of the sub-advised assets. Your advisory duties and responsibilities hereunder shall pertain only to the sub-advised assets. You will provide such investment management subject to and in accordance with (i) each Fund's investment objective(s), policies and limitations as stated in the Fund's Prospectus and Statement of Additional Information as from time to time in effect, or in any supplements thereto, and provided to you by the Adviser; (ii) any applicable procedures or policies adopted or approved by the Adviser or the Trust's Board with respect to each Fund as from time to time in effect and furnished in writing to you; (iii) the requirements applicable to registered investment companies under applicable laws, including without limitation the Investment Company Act of 1940, as amended (the "Investment Company Act"), and the rules and regulations thereunder, and the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and the rules and regulations thereunder applicable to qualification as a "regulated investment company"; (iv) any order or no-action letter governing the operation of the Trust or a Fund; and (v) any written instructions which the Adviser or the Trust's Board may issue to you from time to time; provided, however, that you shall not be bound by any update, modification or amendment of such documents or other procedures or policies of each Fund, the Trust or the Adviser unless and until you have been given notice thereof in accordance with this Agreement and have been provided with a copy of such update, modification or amendment. With respect to the foregoing, the Adviser will seek to provide you with prior notice of any update, modification or amendment of such documents or other procedures or policies of each Fund, the Trust or the Adviser that is reasonably sufficient to provide you with the time necessary to make any changes to the Fund's portfolio that are required to comply with such procedures or policies in an orderly manner. In connection with your duties hereunder, you (a) will obtain and provide investment research and supervise each Fund's investments with respect to the sub-advised assets and (b) will conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the sub-advised assets, including the placing of portfolio transactions for execution either directly with the issuer or with any broker or dealer, foreign currency dealer, futures commission merchant, counterparty or others. You agree that, in placing any orders with selected brokers and dealers, you will attempt to obtain the best net result in terms of price and execution under the circumstances of the transaction. Consistent with this obligation and in accordance with applicable securities laws, you, in your discretion, may purchase and sell portfolio securities from and to brokers and dealers who provide you with research, analysis, advice and similar services. You may cause each Fund to pay to brokers and dealers, in return for such research and analysis, a higher commission or spread than may be charged by other brokers and dealers, subject to your good faith determination that such commission or spread is reasonable in terms either of the particular transaction or of your overall responsibility to the Trust, the Fund and your other clients and that the total commissions or spreads paid by the Fund will be reasonable in relation to the benefits to the Fund over the long term and, if applicable, subject to compliance with Section 28(e) of the Securities Exchange Act of 1934, as amended. Such authorization is subject to termination at any time by the Trust's Board for any reason. In addition, you are authorized to allocate purchase and sale orders for portfolio securities to brokers and dealers that are affiliated with you, the Adviser, the Funds' principal underwriter or any other sub-investment adviser to a Fund if you believe that the quality of the transaction and the commission are comparable to what they would be with other qualified firms, and provided that the transactions are consistent with the Trust's Rule 17e-1 procedures as they may be provided to you by the Adviser from time to time. In no instance may portfolio securities be purchased from or sold to you, the Adviser, the Funds' principal underwriter, any other sub-investment adviser to a Fund or any person affiliated with you, the Adviser, the Funds' principal underwriter, any other sub-investment adviser to a Fund or a Fund, except in accordance with the applicable securities laws and the rules and regulations thereunder, including Rules 17a-7 and 17a-10 under the Investment Company Act, and any exemptive order then currently in effect. The Adviser will periodically provide you with a list of the affiliates of the Adviser, each Fund or the Funds' principal underwriter to which investment or trading restrictions apply, and will specifically identify in writing (x) all publicly traded companies in which each Fund may not invest, together with ticker symbols for all such companies, and (y) any affiliated brokers and any restrictions that apply to the use of those brokers by each Fund.

Proxies of companies whose shares are part of the sub-advised assets shall be voted as described in each Fund's Prospectus and Statement of Additional Information, and you shall assume responsibility for the voting of such proxies pursuant to your proxy voting policy and any additional proxy voting procedures approved by the Adviser. You are authorized and agree to act on behalf of each Fund with respect to any reorganizations, exchange offers and other voluntary corporate actions in connection with securities held in the sub-advised assets in such manner as you deem advisable, unless the Trust or the Adviser otherwise specifically directs in writing. You shall have no responsibility with respect to the collection of income, physical acquisition or the safekeeping or custody of the sub-advised assets. The Adviser shall furnish you with copies of the Funds' Prospectuses and Statements of Additional Information. You will be provided the opportunity to review and approve any description of you and your investment process set forth in each Fund's Prospectus, Statement of Additional Information and any supplements thereto. The Adviser also will furnish you with copies of any Prospectus or Statement of Additional Information supplements that disclose any changes to a Fund's investment objective, policies, strategies or restrictions and you will have a reasonable period of time to implement such changes with respect to each Fund.

You will furnish to the Adviser or the Trust such information, with respect to the investments which each Fund may hold or contemplate purchasing in connection with the sub-advised assets, as the Adviser or the Trust may reasonably request. The Trust and the Adviser wish to be informed of important developments materially affecting the sub-advised assets and shall expect you, on your own initiative, to furnish to the Trust or the Adviser from time to time such information as you may believe appropriate for this purpose. In connection therewith, you will notify the Adviser if you become aware of any bankruptcy proceedings, securities litigation class actions or settlements affecting the investments which each Fund holds or, at a time relevant to such proceeding, class action or settlement, has held in the sub-advised assets. Upon reasonable request, you will make available your officers and employees, including the portfolio managers named in each Fund's Prospectus and/or Statement of Additional Information, to meet with the Trust's Board and/or the Adviser to review the sub-advised assets.

You will maintain all required books and records with respect to the securities transactions of each Fund for the sub-advised assets in accordance with all applicable laws, and in compliance with the requirements of the rules under Section 31 of the Investment Company Act, and will furnish the Trust's Board and the Adviser with such periodic and special reports as the Trust's Board or the Adviser reasonably may request and which you have agreed to provide. You hereby agree that all records which you maintain for the Trust or the Adviser are the property of the Trust or the Adviser, and agree to preserve for the periods prescribed by applicable law any records which you maintain for the Trust or the Adviser and which are required to be maintained, and further agree to surrender promptly to the Trust or the Adviser any records which you maintain for the Trust or the Adviser upon request by the Trust or the Adviser, provided that you shall have reasonable opportunity to create and maintain copies of applicable records.

The Adviser and you each agree to comply with applicable laws, rules and regulations, including the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act"), and the Investment Company Act. You will promptly notify the Trust's Chief Compliance Officer (a) in the event the Securities and Exchange Commission or other governmental authority has censured you, placed limitations upon your activities, functions or operations, suspended or revoked your registration, as an investment adviser, or has commenced proceedings or an investigation that may result in any of these actions; or (b) upon becoming aware of any material fact relating to you that is not contained in a Fund's Prospectus or Statement of Additional Information, and is required to be stated therein or necessary to make the statements therein not misleading, or of any statement contained therein that becomes untrue in any material respect. Upon request, and in accordance with the scope of your obligations and responsibilities contained in this Agreement, you will provide reasonable assistance to the Trust in connection with each Fund's compliance with applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder, and Rule 38a-1 under the Investment Company Act. Such assistance shall include, but not be limited to, (i) providing the Trust's Chief Compliance Officer upon request with copies of your compliance policies and procedures; (ii) certifying periodically, upon the request of the Trust's Chief Compliance Officer, that you are in compliance with all applicable "federal securities laws," as required by Rule 38a-1 under the Investment Company Act and Rule 206(4)-7 under the Investment Advisers Act; (iii) facilitating and cooperating with the Trust's Chief Compliance Officer to evaluate the effectiveness of your compliance controls; (iv) providing the Trust's Chief Compliance Officer with direct access to your compliance personnel; (v) providing the Trust's Chief Compliance Officer with periodic reports; and (vi) promptly providing the Trust's Chief Compliance Officer with special reports in the event of material compliance violations. Upon request, you will provide certifications to the Trust, in a form satisfactory to the Trust, to be relied upon by the Trust's officers certifying the Trust's periodic reports on Form N-CSR pursuant to Rule 30a-2 under the Investment Company Act.

You shall exercise your best judgment in rendering the services to be provided hereunder, and the Adviser agrees as an inducement to your undertaking the same that you shall not be liable hereunder for any error of judgment or mistake of law or for any loss suffered by the Trust, each Fund or the Adviser, provided that nothing herein shall be deemed to protect or purport to protect you against any liability to the Adviser, the Trust, each Fund or each Fund's security holders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder. The Trust is expressly made a third party beneficiary of this Agreement with rights as respect to each Fund to the same extent as if it had been a party hereto.

In consideration of services rendered pursuant to this Agreement, the Adviser will pay you on the first business day of each month a fee at the annual rate set forth on Schedule 1 hereto, which is stated as exclusive of any value added or similar taxes which, if payable, will be payable in addition by the Adviser. If the Adviser waives all or a portion of the management fee it is entitled to receive from a Fund, the fee payable to you pursuant to this Agreement with respect to that Fund may be reduced as you and the Adviser mutually agree. The fee for the period from the effective date of this Agreement to the end of the month thereof shall be pro-rated according to the proportion which such period bears to the full monthly period, and upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable within 10 business days of the date of termination of this Agreement. For the purpose of determining fees payable to you, the value of each Fund's net assets shall be computed in the manner specified in the relevant Fund's then-current Prospectus and Statement of Additional Information for the computation of the value of the Fund's net assets. Net asset value shall be computed on such days and at such time or times as described in each Fund's then-current Prospectus and Statement of Additional Information.

You agree to monitor the sub-advised assets and to notify the Adviser on any day that you determine that a significant event has occurred with respect to one or more securities held in the sub-advised assets that would materially affect the value of such securities (provided that you shall not be responsible for providing information based on valuations provided by third party services which value securities based upon changes in one or more broad-based indices). At the request of the Adviser, the Trust's Valuation Committee or the Trust's Board, you agree to provide additional reasonable assistance to the Adviser, the Trust's Valuation Committee, the Trust's Board and the Trust's pricing agents in valuing the sub-advised assets, including in connection with fair value pricing of the sub-advised assets.

You will bear all expenses in connection with the performance of your services under this Agreement. All other expenses to be incurred in the operation of each Fund (other than those expressly borne by the Funds pursuant to the Management Agreement) will be borne by the Adviser, except to the extent specifically assumed by you.

The Adviser understands that in entering into this Agreement you have relied upon the inducements made by the Trust to you under the Management Agreement. The Adviser also understands that you now act, and that from time to time hereafter you may act, as investment adviser or sub-investment adviser to one or more investment companies, private funds or other pooled investment vehicles and fiduciary or other managed accounts (collectively, the "accounts"), and the Adviser has no objection to your so acting, provided that when the purchase or sale of securities of the same issuer is suitable for the investment objectives of two or more accounts managed by you and which have available funds for investment in the case of a purchase, the available securities will be allocated in a manner believed by you to be equitable to each account. It is recognized that in some cases this procedure may adversely affect the price paid or received by a Fund or the size of the position obtainable for or disposed of by the Fund.

It is also understood that (i) you shall be prohibited from consulting with any other sub-investment adviser to a Fund (including, in the case of an offering of securities subject to Section 10(f) of the Investment Company Act, any sub-investment adviser that is a principal underwriter or an affiliated person of a principal underwriter of such offering) concerning transactions for the Fund in securities or other assets, except, in the case of transactions involving securities of persons engaged in securities-related businesses, for purposes of complying with the conditions of paragraphs (a) and (b) of Rule
12d3-1 under the Investment Company Act, and (ii) your responsibility regarding investment advice hereunder is limited to the sub-advised assets.

In addition, it is understood that the persons employed by you to assist in the performance of your duties hereunder will not devote their full time to such services and nothing contained herein shall be deemed to limit or restrict your right or the right of any of your affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature. The Adviser acknowledges that you are Authorized and Regulated by the Financial Conduct Authority ("FCA") and that under the rules of the FCA the Adviser will be classified as a professional client.

You shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust, a Fund or the Adviser in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement. In no event will you have any responsibility for any other series of the Trust, for any portion of a Fund's assets not managed by you or for the acts or omissions of any other sub-investment adviser to the Trust or the Fund. In particular, in the event that you manage only a segment of a Fund's assets, you shall have no responsibility for the Fund being in violation of any applicable law or regulation or investment policy or restriction applicable to the Fund as a whole, or for the Fund failing to qualify as a regulated investment company under the Internal Revenue Code, if the securities and other holdings of the segment of the Fund's assets managed by you are such that your segment would not be in such violation or fail to so qualify if such segment were deemed a separate fund of the Trust or a separate regulated investment company under the Internal Revenue Code, unless such violation was due to your failure to comply with written guidelines adopted by the Trust or the Adviser and provided to you. Any person, even though also your officer, director, partner, employee or agent, who may be or become an officer, Board member, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust, to be rendering such services to or acting solely for the Trust and not as your officer, director, partner, employee, or agent or one under your control or direction even though paid by you.

As to each Fund, this Agreement shall continue until the date set forth opposite such Fund's name on Schedule 1 hereto (the "Reapproval Date"), and thereafter shall continue automatically for successive annual periods ending on the day of each year set forth opposite the Fund's name on Schedule 1 hereto (the "Reapproval Day"), provided such continuance is specifically approved at least annually by (i) the Trust's Board or (ii) vote of a majority (as defined in the Investment Company Act) of the Fund's outstanding voting securities, provided that in either event its continuance also is approved by a majority of the Trust's Board members who are not "interested persons" (as defined in the Investment Company Act) of the Trust or any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval or made at a non-in person meeting if consistent with guidance provided by the Securities and Exchange Commission or its staff. As to each Fund, this Agreement is terminable without penalty (i) by the Adviser upon 60 days' notice to you, (ii) by the Trust's Board or by vote of the holders of a majority of the Fund's outstanding voting securities upon 60 days' notice to you, or (iii) by you upon not less than 90 days' notice to the Trust and the Adviser. This Agreement also will terminate automatically, as to the relevant Fund, in the event of its assignment (as defined in the Investment Company Act or the Investment Advisers Act) and you shall be notified by the Trust and the Adviser, or you shall notify the Trust and the Adviser, as applicable, as soon as possible before any such assignment occurs. In addition, notwithstanding anything herein to the contrary, if the Management Agreement terminates for any reason, this Agreement shall terminate effective upon the date the Management Agreement terminates.

The Adviser acknowledges that it has received and has had an opportunity to read a copy of your Form ADV Part 2A (the "Brochure") and a copy of the Form ADV Part 2B with respect to your personnel with the most significant responsibility for providing advisory services to each Fund (the "Brochure Supplement"). The Adviser agrees that the Brochure and Brochure Supplement, as well as other client communications, may be transmitted to the Adviser electronically.

It is understood that, unless otherwise indicated on Schedule 1 hereto, the Adviser has claimed an exclusion from the definition of "commodity pool operator" ("CPO") with respect to each Fund pursuant to, and in accordance with, Rule 4.5 under the Commodity Exchange Act of 1974, as amended (the "CEA"). The Adviser represents and warrants that it is not subject to regulation as a CPO by the Commodity Futures Trading Commission or the National Futures Association with respect to each Fund and agrees to furnish a copy of a Fund's Rule 4.5 filing to you upon request. You agree to manage the sub-advised assets in a manner that will permit the Adviser to continue to rely on the exclusion from the definition of CPO with respect to each Fund pursuant to, and in accordance with, Rule 4.5 under the CEA, unless otherwise agreed to in writing by the Adviser. The Adviser agrees to notify you in the event that the Adviser is no longer eligible to rely on the exclusion from the definition of CPO under Rule 4.5 with respect to a Fund or a Fund's Rule 4.5 filing is withdrawn.

No provision of this Agreement may be changed, waived or discharged unless signed in writing by the parties hereto. This Agreement shall be governed by the laws of the State of New York, without regard to the conflict of law principles thereof, provided that nothing herein shall be construed in a manner inconsistent with the Investment Company Act or the Investment Advisers Act. This Agreement may be executed in several counterparts, each of which shall be deemed an original for all purposes, including judicial proof of the terms hereof, and all of which together shall constitute and be deemed one and the same agreement. Nothing in this Agreement shall be deemed a limitation or waiver of any obligation or duty that may not by law be limited or waived. If any one or more of the provisions of this Agreement shall be held contrary to express law or against public policy, or shall for any reason whatsoever be held invalid, then such provisions shall be deemed severable from the remainder of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

Unless otherwise provided herein or agreed to in writing by the parties, all notices or instructions permitted or required under this Agreement shall be deemed to have been properly given if sent by regular first-class mail, registered mail, private courier, facsimile or electronically and addressed to (or delivered to) the respective party at the address set forth above or at such other address or addresses as shall be specified, in each case, in a notice similarly given. Each party may rely upon any notice from the other party or other communication reasonably believed by the receiving party to be genuine.

Notice is hereby given that the obligations of this Agreement are not binding upon any of the trustees, officers or shareholders of the Trust or a Fund.

If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,

BNY MELLON ETF INVESTMENT ADVISER, LLC

By: /s/ Stephanie M. Pierce
Name: Stephanie M. Pierce
Title: Chief Investment Officer

Accepted:

WALTER SCOTT & PARTNERS LIMITED

By: /s/ Jane Henderson
Name: Jane Henderson
Title: Managing Director

SCHEDULE 1

Name of Fund	Annual Fee as a Percentage of Average Daily Net Sub-Advised Assets	Reapproval Date	Reapproval Day

BNY Mellon Concentrated International ETF	0.40%	March 2, 2023	March 2nd

2 August, 2021

BNY MELLON ETF INVESTMENT ADVISER, LLC

201 Washington Street

Boston, Massachusetts 02108

Re: UK Regulatory Disclosures and Related Documentation

Dear Sirs

This letter supplements the Sub-Investment Advisory Agreement dated on or around the date of this letter (the “Agreement”) between BNY Mellon ETF Investment Adviser, LLC (the “Client”) as investment adviser to the BNY Mellon ETF Trust and Walter Scott & Partners Limited (the “Manager”). This letter and the Agreement together form the agreement between the Client and the Manager in relation to the investment management services in the Agreement. In the event of conflict or inconsistency between any terms of the Agreement and this letter then this letter will take precedence.

Capitalized terms used but not defined in this letter have the meanings given to them in the Agreement.

The Manager is authorised and regulated by the Financial Conduct Authority of the United Kingdom whose registered office is at 12 Endeavour Square, London, E20 1JN in carrying out the business of managing investments (the “FCA”).

By its execution of this letter, the Client hereby confirms and agrees with the Manager as follows:

1.	Definitions

In this letter, in addition to the words and expressions defined above, the following terms shall have the following meanings:

“Affiliate” means in relation to the Sub-Adviser, any entity controlled, directly or indirectly, by the Sub-Adviser, any entity that controls, directly or indirectly, the Sub-Adviser or an entity directly or indirectly under the common control with the Sub-Adviser;

“FCA Rules” means the rules and guidance contained in the Handbook issued by the FCA; and

“Portfolio”/ “Fund” shall mean the “sub-advised assets” of the “Fund”, each as defined in the Agreement.

2.	Client Categorisation
2.1.	For the purposes of the FCA Rules and based on information obtained in respect of the Client, the Manager has categorised the Client as a professional client in relation to the services provided under the Agreement. It is the Client’s sole responsibility to keep the Manager informed about any change to the Client’s circumstances which could affect the Manager’s categorisation of the Client as a professional client.
2.2.	The Client acknowledges that it may request that the Manager considers its re-categorisation as a retail client but it is not the Manager’s policy to accept requests to be treated as a retail client for any service under the Agreement.

3.	Manager’s Execution Policy.
3.1.	Details of the Manager’s Execution Policy are set out at Schedule C to this letter (the “Execution Policy”). The Execution Policy sets out how the Manager will comply with its regulatory duty to act in the best interests of the Client and the Portfolio in relation to the execution of client orders. The Client hereby confirms that it has read, understood and agrees to the Execution Policy.
3.2.	The Client agrees that the Manager may trade outside a Regulated Market or Regulated Trading Venue (as defined in the FCA Rules).
3.3.	Subject to sub-paragraph 3.4. below, in effecting transactions for the Portfolio, the Manager will at all times have regard to its Execution Policy.
3.4.	Specific instructions from the Client in relation to the execution of orders may limit or prevent the Manager in its ability to follow its Execution Policy in respect of the elements of execution covered by the instructions. The Manager’s duty to act in the best interests of Client and the Portfolio will be modified accordingly.
3.5.	Based on information provided by the Client, in providing the services under the Agreement, the Manager shall be responsible for assessing the suitability of investments and the client portfolio for the Client as required by the FCA Rules. The reason for assessing suitability is to enable the Manager to act in the Client’s best interest. As the Client is a professional client, the Manager is entitled to assume that the Client has the necessary level of experience and knowledge in order to understand the risks involved in the transaction or in the management of the account. The Client shall be responsible for ensuring that information provided to the Manager is kept accurate, complete and up to date so as to enable the Manager to assess suitability for the Client. The Client represents that the Fund has sufficient financial resources to bear any risks associated with investing in the investments held in the Portfolio through the Manager’s services.
3.6.	The Client acknowledges that certain of its transactions may be subject to regulatory requirements that apply certain transaction and position reporting obligations directly on the Client in respect of the assets in the Portfolio, including, but without limitation, the procurement of a valid Legal Entity Identifier for the Portfolio. The Legal Entity Identifier means the code made up of 20 alphanumerical digits that is used to uniquely identify every legal entity or structure, in any jurisdiction, that is party to a financial transaction. The Client undertakes to provide in a timely fashion all such information (including, but not limited to, the Portfolio’s Legal Entity Identifier) and documentation and to promptly take all such action as the Manager may from time to time reasonably require in relation to such transaction and position reporting obligations.
3.7.	The Client acknowledges that certain information about transactions the Manager wishes to and does enter into on the Client’s behalf may be made public and that the Manager will be required to report the details of certain transactions to the FCA, in some cases, via third parties, in accordance with applicable law.
4.	Client Limit Orders. In the unlikely event that the Client wishes to implement a Client Limit Order, the Client instructs the Manager not to make public Client Limit Orders in respect of shares admitted to trading on a Regulated Market or traded on a Regulated Trading Venue which are not immediately executed under prevailing market conditions. For the purposes of this Agreement, “Client Limit Order” shall mean a specific instruction from the Client to the Manager to buy or sell a financial instrument at a specified price limit or better and for a specified size.
5.	Inducements. To the extent that the Manager receives research material or services from a third party research provider, the Manager will pay for such research material or services out of its own resources.
6.	Aggregation of Orders. The Client agrees that the Manager may aggregate sale or purchase orders of securities held for the Portfolio with similar orders being made simultaneously for other accounts managed by the Manager.  Subject as provided below, in accounting for such aggregated orders the price, commission and other expenses shall be averaged on a per board lot or per share basis in line with the Manager’s policy, provided that all aggregated transactions shall be allocated by the Manager on a fair and reasonable basis in accordance with the requirements of applicable regulations.  In such cases, a more or less favorable price might be obtained than if the order had been executed separately.

7.	Conflicts of Interest.
7.1.	The Manager’s Conflicts of Interest policy is attached at Schedule A to this letter.
7.2.	Nothing in this letter or the Agreement shall limit or restrict the Manager, its affiliated companies, officers or employees from, as permitted by law, buying, selling or trading in any securities for its own or their own accounts subject to the Manager’s personal dealing rules. The Client acknowledges that the Manager may, for other clients, as permitted by law at any time have, acquire, increase, decrease, or dispose of positions in the investments which are at the same time being acquired for or disposed of from the Portfolio.
7.3.	Subject as provided below, the Manager shall have no obligation to acquire for the Portfolio a position in any investment which the Manager, its officers, affiliated companied or employees may acquire for its or their own accounts or for the account of another client if, in the sole discretion of the Manager, it is not feasible or desirable to acquire a position in such investment for the Portfolio, provided that investment opportunities available for the Portfolio and other clients of the Manager with similar mandates shall be allocated to the Portfolio on a fair and equitable basis.
7.4.	The Manager and its affiliated companies may effect transactions in which the Manager or an affiliated company has, directly or indirectly, a material interest or relationship of any description with another party which may involve a potential conflict with the Manager’s duty to the Client and the Portfolio. The Manager will ensure that such transactions are effected on terms which are not materially less favorable to the Portfolio than if the conflict or potential conflict had not existed. Neither the Manager nor any of its affiliated companies shall be liable to account to the Client or the Portfolio for any profit, commission or remuneration made or received from or by reason of such transactions or any connected transactions nor will the Manager’s fees, unless otherwise provided, be abated as a result.
7.5.	Any conflicts which the Manager is not able to prevent or manage effectively shall as a measure of last resort be promptly disclosed by the Manager to the Client.
8.	Complaints. The Manager has a complaints handling policy a copy of which is available on request. Any complaint the Client may have in relation to the services provided under the terms of the Agreement should be made in writing to the Manager, marked for the attention of the Chief Compliance Officer.
9.	Compensation. The Client will not be entitled to compensation from the United Kingdom Financial Services Compensation Scheme if the Manager cannot meet its obligations.
10.	Telephone Recording. Subject to compliance with applicable law the Manager may record telephone conversations and other communications with the Client. Where it is possible to identify the communication as coming from the Client, a copy of such communication will be available on request for a period of five years (or where requested by the FCA, up to seven years) from the date when the record is made.
11.	Data Protection.
11.1.	In order to provide the services the Manager or an affiliate may need to:
a)	communicate with the Client’s trustees, directors, owners, officers and employees (“Client Contacts”) in relation to the services;
b)	process identification details of the Client Contacts in order to confirm their identities;

c)	check such personal data against databases of individuals who are subject to sanctions, classified as “politically exposed persons” or have committed crimes and to follow up any suspicions to ensure that the Manager complies with its anti-money laundering and terrorism obligations and to avoid fraud itself;
d)	record or monitor communications;
e)	use such personal data to meet the Manager’s compliance and regulatory duties
f)	transfer such personal data outside the European Economic Area and the UK; and
g)	disclose it to anti-fraud organisations and law enforcement or regulatory agencies anywhere in the world and the Manager will act as data controller in respect of such processing.

11.2.	The Client hereby consents to the processing and use by the Manager and its agents and affiliated companies of personal data and where the Client provides the Manager with Client Contacts details or where requested to do so by the Manager, the Client agrees to notify such individuals that the Manager may need to process their personal data for the purposes set out above. The Manager will maintain a privacy notice on its website setting out the details of such processing and all other information required by, and in compliance with applicable data protection laws, which the Client will also refer Client Contacts to when it makes such notification. The Manager shall be responsible for providing notices and obtaining any consents in relation to any processing of Client Contacts’ personal data, including in relation to marketing.
11.3.	The Manager is also subject to United States laws governing the disclosure of non-public information of individuals under the Gramm-Leach-Bliley Act. Information regarding the Manager’s privacy policies is found in the Manager’s Form ADV Part 2.
12.	Communications. All communications between the parties will be conducted in English and all documents shared will be written in English. The Manager may communicate with the Client orally (including by telephone) or by letter or electronic mail. The Client hereby expressly confirms its consent to receive communications from the Manager using such methods to enable the Manager to perform its duties under the Agreement, including, but not limited to, electronic delivery of all or a portion of the documents that the Manager may deliver to the Client.
13.	Risk warnings. Schedule B to this letter provides a general description of the nature and risks of investments which may be held in the Portfolio.
14.	Method and Frequency of Valuations. The value of each Fund's net assets shall be computed in the manner specified in the relevant Fund's then-current Prospectus and Statement of Additional Information for the computation of the value of the Fund's net assets.
15.	Performance Reports. The nature, frequency and timing of the reports on the performance of the service to be provided by the Manager to the Client is set out in Schedule E. Where the Manager is required under applicable law or regulation to provide further or more frequent reporting than as set out in the Agreement, the Manager will provide such reports as may be necessary to meet these legal or regulatory requirements.
16.	Investment Guidelines and Restrictions.
16.1.	The Manager and the Client have agreed:
a)	the types of financial instrument that may be included in the Portfolio;
b)	the types of transaction that may be carried out in such instruments in order to achieve each Fund’s investment objectives;

c)	the level of risk to be reflected in the Manager's exercise of discretion, and any specific constraints on that discretion; and
d)	the benchmark against which the Portfolio performance is measured (MSCI EAFE (NDR), as set forth in the Prospectus).

in accordance with the Agreement, the Fund's Prospectus and Statement of Additional Information as from time to time in effect, or in any supplements thereto, and provided to the Manager by the Client.

17.	Rule 144A Securities

Qualified Institutional Buyer Status (Client to check one):

___x____The Fund is part of an entity which is a qualified institutional buyer, therefore, Manager is not restricted from purchasing Rule 144A securities.

_______The Fund is part of an entity which is not a qualified institutional buyer, therefore, Manager may not invest portfolio assets in Rule 144A securities.

The Client shall promptly notify the Manager in the event that their Qualified Institutional Buyer Status changes.

18.	General. This letter may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

If the foregoing is in accordance with the Client’s understanding, will you kindly so indicate by signing and returning to the Manager the enclosed copy hereof and retain one fully executed copy for the Client’s records.

Please contact Mark Braid, Head of Client Management (clientservice@walterscott.com or +44(0) 131 225 1357) if you have any questions regarding this letter.

Sincerely,

WALTER SCOTT & PARTNERS LIMITED

By: /s/ Jane Henderson

Name: Jane Henderson

Title: Managing Director

ACCEPTED AND AGREED:

BNY MELLON ETF INVESTMENT ADVISER, LLC

By: /s/ Stephanie M. Pierce

Name: Stephanie M. Pierce

Title: Chief Investment Officer

Schedule A

Conflicts of Interest Policy

1.	Introduction

Walter Scott & Partners Limited (Walter Scott) was founded in 1983 to offer global and international equity portfolio management services to institutional investors and similar clients.

Walter Scott’s main regulator, the Financial Conduct Authority (FCA Senior Management Arrangements, Systems and Controls [SYSC], Chapter 10, Conflicts of Interest), the Securities Exchange Commission (Investment Advisers Act 1940, Section 206 and General Instructions to From ADV, General Instruction 3) and the Canadian Securities Administrators (National Instrument 31-103, Section 13.4) require Walter Scott to address any material conflicts of interest in the best interest of the client and disclose these appropriately. This involves taking reasonable steps to identify existing and reasonably foreseeable material conflicts of interest between the firm and the client and each individual acting on the firm’s behalf and the client.

Conflicts of interest are inherent throughout the investment management business, therefore from the outset the firm has organized its activities to ensure the interests of its clients are always placed first and to ensure any conflicts of interest do not cause harm to its clients.

2.	Identifying Conflicts of Interest

‘Appropriate steps’ must be taken to identify conflicts of interest and in doing so consideration should be given as to whether the firm/employee:

•	Is likely to make a financial gain, or avoid a loss at the expense of a client;
•	Has an interest in the outcome of a service or transaction conducted on behalf of a client which is distinct from that client’s interests;
•	Has any incentive to favour the interest of one client over another;
•	Carries on the same business as the client
•	Will receive any inducement, such as monies, goods or services, as a result of providing a service, other than the standard commission and/or fees.
3.	Key Conflicts

Walter Scott has identified the following areas which may give rise to a conflict of interest and has in place processes and procedures to adequately manage these:

3.1.	Ownership

Walter Scott is a wholly owned subsidiary within the Bank of New York Mellon Corporation group (BNY Mellon). Walter Scott operates autonomously from BNY Mellon in terms of its investment research, portfolio management, investment administration and other elements that impinge directly upon the investment management services provided to clients. The investment decisions reflected within Walter Scott client portfolios reflect its independent investment research.

Owing to legal/stock exchange restrictions Walter Scott may be subject to aggregate ownership limits on some stocks as part of the wider BNY Mellon group.

3.2.	Affiliates

Walter Scott is a research led organization. As a group company of BNY Mellon the firm is affiliated to certain entities, some of which are utilized by the firm for activities such as fund administration, distribution, FX trading and IT hosted systems. All agreements have been established and will be maintained at arm’s length.

Walter Scott acts as sub-advisor to a number of mutual funds and pooled investment vehicles operated by its affiliates both on a discretionary and non-discretionary basis. All such investment advisory services are provided under formal written agreements between both parties.

3.3.	Portfolio Implementation

The firm’s Portfolio Implementation team is responsible for administering Walter Scott’s investment decisions into the structure of portfolios in line with client mandate guidelines and restrictions. The firm’s Investment Management Committee (IMC), which comprises senior management of the firm and the most senior members of the investment team, reviews portfolio performance and the dispersion of similarly mandated portfolios.

For the avoidance of doubt portfolios can and do differ between clients, notwithstanding similar strategies. Reasons for such differences include, but are not limited to, the starting date of the mandate and existing portfolio composition, differences between client guidelines and restrictions, client structure, portfolio liquidity, frequency of cash flows, the size of the mandate in question and appropriateness for a particular portfolio, taking into account appropriate portfolio diversification.

3.4.	Brokers

All new brokers are approved by the Trading Oversight Group (TOG) and Investment Operations maintains a complete list of active approved brokers for equity trading. No equity trading is conducted with any executing brokers affiliated with BNY Mellon. Walter Scott selects brokers regardless of whether that broker’s clearing agent is an affiliate of BNY Mellon. In general, all securities trading is carried out on an agency basis. Walter Scott does not use trading commissions to pay brokers for any services other than trade execution. No commission sharing arrangements are in place.

A small number of entities with which Walter Scott has a client relationship are affiliated to entities included on Walter Scott’s authorised broker list. The TOG monitors broker usage and commission rates paid on a quarterly basis with the Risk & Compliance (R&C) team reviewing this annually.

3.5.	Trading
3.5.1.	Aggregation / execution / allocation of orders

It is the general policy of the firm to aggregate purchase or sale orders of the same equity when trading for more than one client. Aggregating orders may transpire to be advantageous or disadvantageous to any particular client or group of clients. Walter Scott has policies and procedures for best execution and fair allocation. Walter Scott does not cross stock between client accounts.

3.5.2.	Trade rotation

Following the receipt of any subsequent orders in the same stock to an outstanding aggregated order (due to other trades having to settle prior to that order being placed or other reasons) the original aggregated order will be stopped and a new one started with the relevant changes. In the event that the aggregated order is actively working in the market when the new order/s are received the new order/s will not participate in that days allocation and will be merged into the block after that day’s trade execution has been reported and fairly allocated amongst the original participants.

3.5.3.	Non-Discretionary (Model Portfolio) Accounts

Where Walter Scott provides securities recommendations as a non-discretionary investment manager (model accounts) there is the potential for conflict between discretionary accounts and such model accounts when competing to trade. Walter Scott believes that simultaneously communicating investment instructions to the firm’s trading desk and any other applicable financial firm is, as a general rule, appropriate in these circumstances. The potential conflict of trading in the market at the same time is mitigated by the majority of models trading in ADRs, time zone differences, the securities involved having significant trading volumes and/or the typical highly liquid nature of the equities held in portfolios. The firm has put in place monitoring to identify detriment to discretionary clients from simultaneous trading, which is overseen by its Trading Oversight Group.

3.6.	Error Correction

In the event that there is a trade error resulting from an error by Walter Scott, the firm would advise the client and where necessary and subject to the details of the specific breach, recompense the client’s portfolio with appropriate compensation.

3.7.	Employee Compensation / Personal trading
•	Compensation

In addition to base salaries, employees of Walter Scott are eligible to participate in the firm’s annual profit share which is a fixed percentage of the firm’s pre-incentive operating profits. For directors and some senior staff, the majority of annual compensation is the profit share. An element of this is deferred via a long-term incentive plan, largely invested in a UK domiciled long term global equity fund sponsored by BNY Mellon with Walter Scott acting as investment advisor and BNY Mellon stock. Both have a deferral period which vests on a pro-rata basis over four years.

•	Employee equity transactions

The firm operates strict personal trading rules restricting members of staff from purchasing shares in any US mutual fund where Walter Scott is the sub-advisor and staff may not use discretion to purchase individual securities.

Employees are required to pre-clear dealing transactions through the R&C team and submit quarterly declarations of their holdings at the end of each quarter.

Any inherent conflicts resulting from employees or Walter Scott investing in the same products as clients are therefore managed effectively.

•	Outside interests / directorships

The firm adheres to the requirements set out by BNY Mellon in relation to outside activities, affiliations, or employment which may give the appearance of a conflict of interest or could create a direct conflict between an employee’s interests and those of the firm or its parent BNY Mellon. Employees must obtain approval from BNY Mellon Ethics Office for certain outside activities prior to proceeding or accepting the position and annual re-approval.

•	Insider trading / market abuse

Policies and procedures exist to prevent employees from insider trading, trading upon material non-public information. Those employees who possess inside or proprietary information must preserve its confidentiality and disclose it only to other employees who have a valid business reason for receiving it.

3.8.	Inducements
3.8.1.	Gifts and entertainment

Employees may neither give nor accept anything of value where doing so could create the appearance of a potential conflict of interest. All hospitality or gifts given or received (apart from those of a de minimus value) must be declared with pre-approval required for government entities in most instances and where values may exceed the pre-determined threshold amounts. The receiving and giving of gifts and entertainment is monitored by the R&C team to ensure these do not influence staff behaviour in a way that conflicts with the interests’ of clients.

3.8.2.	Sponsorship & Charitable Donations

Within the firm’s governance structure, the Walter Scott Giving Group is, responsible for reviewing/approving all charitable donations and sponsorships. The Giving Group operates under a Terms of Reference which specifically states no sponsorship or donation for any client is permitted.

3.8.3.	Internships / Work Placement

To ensure there is no preferential treatment given to clients and their relatives when applying or seeking internships/work placement, Walter Scott adheres to the requirements set out by BNY Mellon whereby all applications must be routed through a centralized HR process. In additional, employees are required to attest on an annual basis as part of the Code of Conduct questionnaire that they have not hired through a non-recognised HR channel.

3.9.	Personal relationships

Employees of Walter Scott may have close personal or family relationships which could be viewed as a conflict of interest. Familial relationships are disclosed as part of the HR screening process for new employees and there is an obligation to disclose any new relationships for existing employees. Members of staff are not permitted to have direct or indirect authority over the employment status of another relative nor can they be in a position to jointly control or influence transactions.

3.10.	Proxy voting

Unless instructed to the contrary by a client, Walter Scott performs proxy voting on behalf of its clients. Votes are cast in line with client specific proxy voting guidelines or in a manner consistent with the clients’ best interests without regard for any interest Walter Scott may have in the matter. Walter Scott receives documentation on forthcoming votes from custodians and ISS, however, the firm votes independently of recommendations from any intermediary. Walter Scott’s proxy voting policy is attached at Schedule D hereto.

3.11.	Fees and Commissions
•	Walter Scott’s trading income is derived from investment management fees which align the firm’s and its clients’ interests. The majority of Walter Scott’s clients are charged fees on scales that reflect the value of assets in the client’s account. A few clients operate with performance related fees. Walter Scott does not differentiate in the management of portfolios on the basis of the method of fee calculation or by client type.
•	Fee sharing arrangements / referral fees

In Australia Walter Scott is the investment advisor for funds sponsored and distributed by Macquarie Bank. In the event that any Australian or New Zealand investors award Walter

Scott a new portfolio and not an investment in the existing funds, Walter Scott shares its fees with Macquarie on a pre-arranged scale.

Walter Scott shares fee income with certain affiliates within the wider BNY Mellon group under arrangements similar to those disclosed above. Walter Scott is solely responsible for the payment of these fees which come out of its own profits. These payments do not increase the fees paid by investors.

Walter Scott does not charge or receive compensation in respect of the sale of securities, private funds, mutual funds or other investment products. However, certain employees of the firm’s affiliates receive such compensation.

4.	Reporting potential conflicts

All employees are required to report actual or potential conflicts of interest to the R&C team as soon as they are identified. Sufficient detail must be provided in order to properly assess the conflict and determine what action, if any, should be taken.

5.	Managing/Monitoring of Conflicts

In addition to the processes and procedures for managing conflicts outlined above Walter Scott’s committees of the board are responsible for review of the firm’s policies and procedures covering all aspects of its operations. Day to day monitoring is carried out by the R&C team using a risk based programme. The firm maintains a conflicts matrix which is reviewed on a six monthly basis with any changes submitted to the Risk & Compliance Committee for review and approval.

6.	Ownership

The Risk & Compliance Committee has ownership of this policy.

Schedule B

Risk Warnings

1.	General

Certain types of transactions or financial instruments are considered to be of higher risk than others. A number of specific risk warnings are set out below. It should be noted that the Walter Scott & Partners Limited's (‘Walter Scott’) investment powers and restrictions are set out in the Agreement between us and may prohibit or limit some of the types of investments detailed in this Schedule.

2.	Equity Security Investment

Walter Scott portfolios are subject to normal market fluctuations and other risks inherent in investing in securities. There can be no assurance that any appreciation in value of investments will occur. The value of investments and the income derived from them may fall as well as rise and investors many not recoup the original amount invested. There is no assurance that investment objectives will actually be achieved.

3.	Warrants

On occasions Walter Scott have received and held warrants in client portfolios, normally as a result of corporate actions. A warrant is a time-limited right to subscribe for shares, debentures, loan stock or government securities and is exercisable against the original issuer of the underlying securities. A relatively small movement in the price of the underlying security results in a disproportionately large movement, unfavourable or favourable, in the price of the warrant. The prices of warrants can therefore be volatile.

4.	Options

There are many different types of options with different characteristics; Walter Scott’s use of options is restricted to currency hedging by the purchase of currency put options. Buying options involves less risk than selling options because, if the price of the underlying asset moves against you, you can simply allow the option to lapse. The maximum loss is limited to the premium, plus any commission or other transaction charges.

5.	Exchange Rates

If an investment is denominated in a currency other than the currency in which the Client's investments are valued, the movement of exchange rates may have a separate effect, unfavourable as well as favourable, on the gain or loss otherwise experienced on the investments.

6.	Emerging Markets Risk

Securities of many companies in emerging markets are less liquid and their prices more volatile than securities of comparable companies in more developed markets. Other risk factors such as political and economic conditions should also be considered.

7.	Concentration Risk

The risk of concentration may arise when a portfolio is predominantly invested in a single country and/or geographic area, or has limited industry diversification.

Schedule C

Execution Policy

1.              Background

Walter Scott & Partners Limited (Walter Scott) was established in 1983 to manage equity portfolios for institutional investors. This is the firm’s sole business. Walter Scott invests client money on a discretionary basis in portfolios of listed equities.

2.              Oversight & Governance

From an oversight and governance perspective, Walter Scott’s investment activities are overseen by the Investment Management Committee (IMC), a sub-committee of the Board of Directors of Walter Scott. Membership of the IMC comprises the firm’s Managing Director, investment directors, senior investment personnel as well as other senior members of the firm. The committee meets formally on a quarterly basis.

The IMC oversees the activities of the firm’s investment platform which has four components: Investment Research, Portfolio Implementation, Dealing and Cash Management. The firm’s Dealing team is solely responsible for the execution of investment activity, which includes the foreign exchange (FX) transactions necessary for settlement of non-base currency equity trades.

The firm’s Trading Oversight Group (TOG), under delegation from the IMC, ensures adequate governance, oversight and challenge of the firm’s dealing activities and compliance with the firm’s related policies. The TOG comprises inter alia senior investment personnel as well as other senior members of the firm. The TOG is responsible for, but is not limited to:

•	Challenging the output from Transaction Cost Analysis – execution rates and counterparty use;
•	Ensuring the firm meets the Markets in Financial Instruments Directive (MiFID) II and Markets in the Financial Instruments Regulation (MiFIR) Best Execution Reporting requirements;
•	Oversight relating to controls around Commissions and Inducements;
•	Challenging the output from the Trade Surveillance system;
•	Approval, monitoring and review of the counterparties on the approved list;
•	Oversight with respect to counterparty risk; and
•	Reviewing related policies and procedures as and when required.

The TOG typically meets on a quarterly basis and reports to the IMC on a quarterly basis.

3.              Equity Trading

3.1        Dealing methods and venues

Walter Scott owes clients a duty of care when placing trades on their behalf. All Walter Scott’s clients are categorised, via contract, as professional clients. The firm acts as an agent when placing trades on behalf of clients and does not trade on its own account. Walter Scott is broker and venue agnostic and receives no third party payments or rebates from client orders.

•	Brokers are generally engaged in an agency execution capacity with discretion as to trading venues accessed. As such, Walter Scott places significant reliance upon executing brokers’ order routing methodology and venue analysis, and requires all brokers to provide best execution for clients.

•	When placing trades to buy and sell equities, Walter Scott takes all sufficient steps to obtain the best possible result for clients taking into account price, costs, speed,

likelihood of execution and settlement, size, nature or any other consideration relevant to the execution of the order when selecting brokers.

•	Every trade is unique and the considerations highlighted above are variable in nature however order size and execution price(s) are generally of greater importance than speed of execution when dealing with large block orders. The likelihood of execution is central to executing brokers’ venue and execution analysis feeding back into routing logic. Non-settlement is rarely an issue for listed equities and nearly all trades are settled on a delivery-versus-payment (DVP) basis.

•	Walter Scott directly accesses one crossing network.

•	Trades may be executed outside a Trading Venue (as defined by the Financial Conduct Authority (FCA) rules). Walter Scott has consent for such transactions from all clients.

•	The firm does not cross equities between client accounts.

3.2       Broker selection and review

Broker selection is driven by best execution requirements. The TOG maintains a list of brokers approved for equity trading with trading only permitted with such approved entities. The firm’s Dealing team has discretion to select brokers from the approved list when placing orders.

No equity trading is conducted with any executing brokers affiliated with BNY Mellon. Walter Scott selects brokers regardless of whether that broker’s clearing agent is an affiliate of BNY Mellon.

Formal counterparty risk reviews of each broker take place annually with all monitored on an on-going basis. Walter Scott considers, reviews, approves and monitors brokers based on a number of factors which include review of the latest financial statements, settlement terms, terms of business and potential conflicts of interest.

The TOG reviews the approved broker list on a quarterly basis with an assessment of the quality of execution services undertaken. The firm’s Risk and Compliance (R&C) team performs periodic sample reviews of approved brokers. Any issues noted are formally reported to the Risk & Compliance Committee (RCC) and communicated to the relevant departments.

3.3       Clearing house review

The TOG maintains a list of approved clearing houses for non-delivery versus payment markets. A formal review of each clearing house takes place annually with all monitored on an on-going basis. Walter Scott considers, reviews, approves and monitors clearing houses based on a number of factors which include review of the latest financial statements in addition to agency credit ratings, if available.

3.4       Commissions – broker services, recapture and client directed

•	Equity transactions are generally commission bearing. Commission rates are for execution only. They are negotiated by Walter Scott and are considered to be appropriate.
•	Brokers are selected by the Dealing team on the basis of providing best execution.
•	Walter Scott does not enter into minimum or maximum commission rate agreements with brokers and has no commission sharing arrangements, with no commission targets set.

•	A number of clients instruct Walter Scott to participate in commission recapture programmes (client/third party/broker arrangement) and directed commission arrangements (client/broker) on their behalf. Directed commission transactions are completed within the firm’s overall policy of seeking best execution.
•	Walter Scott does not enter into, for its own benefit, commission recapture arrangements.

Commissions – rates paid

•	The firm negotiates competitive and appropriate commission rates with brokers on a trade by trade basis.
•	Commission rates differ across markets and can be notably higher for some emerging markets and accelerated book builds.
•	Commissions are paid on an execution only basis and commission rates typically range between 4 and 15 basis points.

3.5       Allocation of orders

•	All orders received at the dealing desk are authorised and pre-allocated to client accounts.
•	It is the policy of the firm generally to aggregate purchase or sale orders of the same equity when trading for more than one client account.
•	Aggregating orders may transpire to be advantageous or disadvantageous to any particular client or group of clients.
•	The allocation of aggregated orders will be dealt with on a fair and timely basis.
•	The objective of all allocations is to ensure that clients are treated fairly and that no systemic preference is given to any particular client or group of clients.
•	Fully filled orders are allocated to client accounts based on the authorised allocation.
•	The default process for allocating partially filled block orders is to pro-rate the number of shares dealt across all participating portfolios.
•	Occasionally, for instance due to board lots, low trading volumes or client directed instructions, a different allocation methodology is applied and recorded accordingly.
•	Whilst not common, if Walter Scott participates in IPO issues these are allocated in line with the policy stated above. Walter Scott does not participate in underwriting.

4.              Foreign Exchange Trading

4.1       Dealing methods and venues

•	Equity trade settlement and other ad hoc FX transactions

FX transactions required for equity trade settlement and cash management purposes (‘spot FX’) are actively dealt with reference to live market prices.

Spot FX transactions are normally carried out with the client’s custodian bank. Where FX with a client’s custodian bank is not possible due to regulatory, legal or practical issues (e.g. technology interface), a third party bank will be used. The principal regulatory issue involves US ERISA or ‘ERISA-like’ clients that use BNY Mellon as custodian. ERISA rules on transactions with an affiliate prevent the firm from executing spot FX trades with BNY Mellon, therefore a third party bank is used.

•	Dividend income repatriation

Spot FX transactions required for dividend income repatriation are generally conducted by the client’s custodian under standing instruction. The principal exception to this is for US ERISA or ‘ERISA-like’ clients that use BNY Mellon as custodian where Walter Scott’s Cash Management team executes spot FX transactions with a third party bank.

All spot FX transactions are transacted outside a regulated market.

4.2	FX counterparty selection and review

The TOG maintains a list of approved FX counterparties. The TOG reviews the approved list on a quarterly basis with an assessment of the quality of execution. When selecting a third party bank, Walter Scott will look to a number of factors, including a historically high and stable debt rating from one of the main agencies (where applicable), a strong balance sheet and limited exposure to proprietary trading. The firm acts as an agent when placing FX trades on behalf of clients and does not trade on its own account. Walter Scott receives no third party payments or rebates from client orders.

5.              Error Correction

In the event that there is a trade error resulting from an error by Walter Scott, the firm would advise the client and, where necessary and subject to the details of the specific breach, recompense the client’s portfolio with appropriate compensation.

6.              Dealing monitoring and assessment of trade executions

In order to monitor and assess the efficacy of all equity trading outcomes of brokers, the Dealing team has in place the following procedures which are regularly reviewed:

  Equity trades are monitored in real time during the execution process and/or when final execution prices are reported back by brokers to assess the quality of execution received. Walter Scott utilises Bloomberg’s Transaction Cost Analysis (BTCA) as the primary post-trade execution monitoring, analysis and reporting tool for equity trades. All execution prices are assessed in BTCA against the Interval Volume Weighted Average Price tolerance rule, which is ratified by the TOG.
  Spot FX transactions related to equity trade settlement are actively dealt based on an assessment of live market prices at the point of execution. Post-trade monitoring of FX execution quality compares execution prices against the prevailing market mid-price at the time of execution.

The R&C team monitors the Dealing team’s activities on a quarterly basis, for best execution, fair and timely allocation and failed trades. Reasons for cancelling unexecuted trades are reviewed weekly.

7.              Disclosure requirements

To meet regulatory requirements, Walter Scott will summarise and make public, on an annual basis, for equities, the top five brokers in terms of trading volumes where it placed client orders for execution in the preceding year and information on the quality of execution obtained. Each report published on the firm’s website (www.walterscott.com) will be available for a minimum period of two years.

8.              Conflicts of interest

The firm has taken appropriate steps to identify and manage conflicts of interest that would affect its clients. Areas in which potential conflicts could arise include:

•  Allocation of orders.

•  Crossing of stocks between client accounts.

•	Provision of model accounts.

•  Client relationship with an entity on Walter Scott’s authorised broker list.

•  Gifts and entertainment.

These are addressed elsewhere within this Policy or within the Conflicts of Interest Policy which is provided to all clients.

The Conflicts of Interest Policy is reviewed at least annually by the R&C team which maintains a conflicts matrix. This is reviewed on a six monthly basis with any changes submitted to the RCC for review/approval.

9.              Transaction reporting and trade publication

To meet regulatory requirements under MiFID II and MiFIR, all transactions for in-scope equity and equity-like instruments, such as depository receipts, must be reported to the FCA via an Approved Reporting Mechanism (ARM). Under certain conditions in-scope trades must be made public via an Approved Publication Arrangement (APA).

10.           Telephone Recording

To meet regulatory requirements all telephone lines on the dealing desk are recorded, including business mobile devices.

11.           Record Keeping

To meet regulatory requirements Walter Scott maintains records of (a) the Execution Policy; (b) client orders and decisions to deal; (c) transactions and order processing; and (d) a history of any cancellations or corrections of transaction reports submitted by the ARM.

12.           Custody services and placing of deposits

The firm does not hold any client money or assets. Custodians are selected by the client. Client cash balances are generally administered by agreement between each client and its custodian bank. The firm will place client money on deposit on behalf of clients where instructed.

13.           Responsibilities

This policy is owned by the IMC.

Schedule D

Proxy Voting Policy

Considered proxy voting helps us ensure strong corporate governance and protect long-term shareholder value. It allows us to express our views and initiate or contribute to positive change, and to protect and promote the interests of our clients.

Where authorised to do so, we vote at shareholder meetings in a manner consistent with our clients’ best interests. While we carefully consider management’s views when determining how to vote, our final decision is always subject to our assessment of the likely client impact. While we aim to vote on every resolution, this is on a ‘best endeavours’ basis and may not always be possible. In the event of a vote against management, we notify the company in question, outlining our rationale for the decision.

To ensure that we have all the necessary information on an Annual General Meeting or Extraordinary General Meeting, we receive documentation on forthcoming votes from custodians and ISS. We consider the recommendations from ISS for information purposes but arrive at voting decisions independently.

Review and Monitoring of Proxy Voting

Voting is overseen by the Investment Stewardship Committee and all votes are signed off by either the Head of Investment Operations, a Co-Head of Research or in their absence a director of Walter Scott. The Investment Stewardship Committee will decide how to vote in the event a voting item does not fall within our policy or the investment manager or analyst has requested further guidance. Contentious issues also go to the committee for a final voting decision. The Investment Management Committee reviews any contentious voting decisions on a quarterly basis.

The Investment Operations Team is responsible for managing the proxy voting process. The team works with the investment managers and analysts to ensure voting is consistent and aligned with our current thinking and approach. The process is overseen by the Investment Stewardship Committee.

Conflicts of Interest

Potential conflicts of interest may arise when we exercise our discretionary proxy voting authority on behalf of client and fund accounts. For example, many of our clients are corporate-sponsored pension schemes associated with companies in which we invest. Walter Scott as a firm or senior employees of the firm may also have business or personal relationships with companies or stakeholders involved with the proxies that we are voting. This could be, for example, the issuer, proxy solicitor or a shareholder activist. This is not an exhaustive list and we may encounter additional conflicts when exercising our discretionary proxy voting authority.

We have designed our Proxy Voting Policy, procedures and pre-established voting guidelines to ensure that only the interests of our clients influence our voting decisions. In the event of a potential conflict, the matter is referred to our Investment Stewardship Committee to confirm if the vote in question is consistent with the Proxy Voting Policy.

If the Investment Stewardship Committee determines that a vote cannot be made consistent with the Proxy Voting Policy due to an actual or perceived conflict of interest, for example if the proxy proposal is not addressed by our pre-established voting guidelines or the conflict is too great, the committee will not approve voting. Instead, it will consider options deemed necessary and appropriate to manage the conflict and act in the best interests of clients, including, but not limited to, seeking voting direction or consent from clients.

Voting Guidelines

While we consider all votes on a case-by-case basis, we have guidelines in place for specific issues. If an investment manager or analyst chooses not to follow these guidelines, they must explain the rationale and submit the conclusion to the Investment Stewardship Committee for review.

Boards & Directors

Board Independence

We expect boards to meet minimum standards of independence to be able to hold management to account. We generally like to see an independent chair of the board and/or an independent lead director. We may vote against the election of directors whose appointment would cause independence to fall below these standards, and/or against the chair of the board where we have serious concerns.

Board Committees

Where there are separate committees to oversee remuneration, audit, nomination and other topics, we may vote against chairs or members where we have concerns about independence, skills, attendance or over-commitment, or the matters overseen by the committee.

Board Composition and Diversity

We believe that boards should comprise a group of individuals with the requisite skills and experience to ensure effective and inclusive decision-making in alignment with the company’s purpose and key stakeholders. Boards should be appropriately sized and diverse. We will consider supporting resolutions aimed at increasing board diversity if these are in the best long-term interests of shareholders.

Director Attendance

If a director persistently fails to attend board and/or committee meetings, we will consider abstaining or voting against the re-election of that individual.

Director Commitments

When voting on directorships, we give consideration to each individual’s other commitments and the extent to which these might compromise their ability to carry out their responsibilities. If we believe a director is not fully committed to their role, we will typically seek to engage with the company in the first instance.

Classified/Staggered Boards

We generally support declassification of boards. The provision for annual election of directors is typically in the best long-term interests of shareholders.

Audit

Appointment of External Auditor

The selection of an external auditor should be subject to shareholder approval. There should be transparency in advance of an audit tender so that shareholders can engage with the company in relation to the process should they wish to do so. It is our preference that the auditor should be rotated at appropriate intervals both at the audit partner and firm level. Provided we deem the balance between audit and non-audit fees and tenure to be appropriate, we will generally approve resolutions regarding the appointment of external auditors.

Remuneration

Disclosure

Remuneration disclosure should be transparent and understandable. It should facilitate comparability and accountability, while aligning with the long-term strategic objectives of the business. We will generally vote against disclosure that fails to meet these standards.

Executive Pay

It is our preference for executive remuneration to align the interests of management and directors with long-term sustainable value creation. We generally vote in favour of compensation plans that we consider reasonable and proportionate. We will consider voting against proposals that appear excessive in the context of wider industry pay practices.

Employee Stock Purchase Plans

We are in favour of employee stock plans that align with the interests of shareholders and are appropriate in quantum.

Say on Pay

We favour a more frequent advisory vote on pay. This ensures long-term alignment between management’s remuneration and the interests of shareholders.

Non-Executive Remuneration

The board as a whole should determine levels of pay for non-executive directors and the non-executive chair in such a manner as to ensure independence, objectivity, and alignment with shareholders’ interests. Performance-based pay or share options should not be granted to non-executive directors and non-executive chairs.

Changes to Capital Structure

Raising Equity

We tend to vote against proposals that allow management to raise equity if the potential increase in the share count is more than 10% and no specific reason for the capital increase is given. If a specific reason is given then we will evaluate each proposal on its merits. We also give consideration to potential dilution from outstanding incentive plans and the timeframe for these awards.

Pre-emptive Rights

We generally vote against proposals to waive shareholders’ pre-emptive rights to participate in a capital increase if the dilution potentially exceeds 10%. We may accept waiving of pre-emptive rights in certain situations, such as the creation of shares to pay for acquisitions or to reward staff.

Share Repurchases and Reissuance

We will typically approve proposals asking for permission to repurchase shares. Furthermore, we will generally vote for proposals to reissue previously repurchased shares as long as the change in the share count is less than 10%.

Takeover Protection

We will generally vote against anti-takeover proposals or other ‘poison pill’ arrangements, including the authority to grant shares for such purposes.

Protection of Shareholder Rights

Voting Structures

Our preference is for a ‘one share, one vote’ voting structure for ordinary or common shares. We discourage any divergence from this approach that gives certain shareholders power or control disproportionate to their economic interests. In the event that such voting structures already exist, we encourage disclosure and explanation, and favour the use of ‘sunset’ mechanisms.

Dual-Class Share Structures

We discourage dual class share structures. If these already exist, then we encourage regular review and commensurate extra protections for minority shareholders, particularly in the event of a takeover bid.

Related-Party Transactions

We consider management’s guidance on related-party transactions and we will vote in favour if the resolution aligns with the best interests of shareholders in the long-term.

Miscellaneous

Allocation of Income and Dividends

We may consider voting against proposals where the dividend allocation is below what we consider appropriate and the company retains significant cash on its balance sheet without adequate explanation. We may abstain if a company has not specified the dividend allocation.

Vague or Poorly Defined Proposals

Where proposals are vague or poorly defined, we generally seek clarification from the company. If this is not forthcoming, we will generally abstain.

Political Donations

We oppose proposals asking for permission to make political donations.

Pledging of Shares

We generally discourage the pledging of stock by management and directors of investee companies.

Bundled Resolutions

We review bundled resolutions on a case-by-case basis and encourage unbundling.

Sustainability and Corporate Responsibility Issues

We consider sustainability and corporate responsibility resolutions, including those relating to climate risk, on a case-by-case basis. We will generally vote in favour of proposals that improve standards and practices, and which are in the long-term interests of stakeholders.

Shareholder Proposals

We evaluate each proposal separately and take due consideration of materiality and management’s guidance. If the proposal is in the long-term interests of stakeholders, we will typically vote in favour.

Ad-Hoc Items

We abstain on proposals requesting approval for ad-hoc items.

Reporting on Proxy Voting

We publish aggregate annual voting data on our website, alongside quarterly resolution-level data. Our annual Sustainability report also includes aggregate quarterly voting data.

Schedule E

Reporting

Walter Scott has agreed to provide the following reports to the Client:

Item	Frequency
Account valuations and statements of the contents of the Account	Monthly in the base currency [USD]
Investment accounting reports including statements of transactions	Monthly
Investment commentary	Quarterly as at the end of each quarter expiring on 31st March, 30th June, 30th September and 31st December
Schedules of contract notes	Monthly
Reports of full voting record	Monthly